Exhibit 10.12.1

First Extension of Lease Agreement

This First Extension of Lease Agreement dated July 27, 2007 is made by and between Ernest & Alice Mark Family Trust and Michael & Sally Mark Family Trust (Lessor) and Signature Special Event Services, Inc., a Maryland corporation, Tax ID 20-5692946 (Lessee).

Relative to that certain Lease Agreement dated May 13, 2004, covering the period July 1, 2004 to July 31, 2007, for the premises commonly known as 12345 E. Slauson, Whittier, California, County of Los Angeles.

TERM:

Term shall be two (2) years, commencing August 1, 2007 and ending July 31, 2009.

RENT:

Lessee shall pay to Lessor, as Rent on the 1st day of each month of the term hereof, monthly payments in advance of Nineteen Thousand Two Hundred Seventy Two Dollars ($19,272.00) exactly per month gross for months 1 thru 12; Twenty Two Thousand Seven Hundred Seventy Six Dollars ($22,776.00) exactly per month gross for months 13 thru 24 of the Extended Lease term herein.

SECURITY DEPOSIT:

The Security Deposit Remains: $31,536.00

OPTION TO RENEW:

Provided Lessee is not then in default under any of the terms and conditions of the Lease Agreement, Lessee shall have the option to extend the term of this First Extension of Lease dated July 25, 2007 for three (3) additional periods of one (1) year each by notifying Lessor in writing of Lessee’s election to do so not later than six (6) months prior to the expiration of this First Extension of Lease and each successive one (1) year option period. It is understood and agreed that the same terms and conditions as contained in the original Lease Agreement and First Extension of Lease shall continue for each one year option period except that the rental rate as shown above shall be adjusted upward annually to the following rates:

First One (1) Year Option to Renew – Twenty Two Thousand Seven Hundred Seventy Six Dollars ($22,776.00) per month gross

Second and Third One (1) Year Options to Renew – Twenty Four Thousand Five Hundred Twenty Eight Dollars ($24,528.00) per month gross

LEASE TERMINATION:

Lessee shall have the right to serve Lessor with a written notice to terminate the above referenced Lease Agreement. In the event Lessee elects to terminate the Lease Agreement, said Lease Termination shall only become effective three (3) months after Lessor receipt of said written notification to terminate. Lessee will pay the agreed to monthly rental as per the Lease Agreement or any Option Periods and abide by all the terms and conditions of the Lease Agreement for the three (3) month period subsequent to Lessor receipt of said written notice to terminate.

Lessee, as consideration for terminating said Lease Agreement or any Option Period, agrees to pay to Lessor an additional sum of money equal to six (6) months of the then current monthly rental rate. The six (6) month buyout payment must be paid to Lessor in full on or before the effective date of the lease termination.

In the event a Notice to Terminate this lease agreement has been served by Lessee, Lessor shall be given the right to post a “for Lease” sign on the subject property advertising the building for lease. Lessee agrees to allow Lessor the right to show the space to prospective tenants at reasonable times and upon prior notice.

During the term or any successive option period as extended each and all of the terms, provisions, and conditions of said Lease shall remain in full force and effect, except as changed by the specific provisions of this agreement.

LESSOR		LESSEE

Ernest & Alice Mark Family Trust and Michael & Sally Family Trust		Signature Special Event Services, Inc. a Maryland Corporation

By	/s/ Edward H. Mark	By	/s/ Tom Brown
	Edward H. Mark, Attorney-in-Fact		Tom Brown, President

Date	July 27, 2007	Date	7-27-07